Exhibit 10.1

Execution Version

TRANSITION SERVICES AGREEMENT

by and between

TOPAZ POWER MANAGEMENT, LP

and

PPL ENERGY SUPPLY, LLC

dated as of

May 4, 2015

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1	Definitions	1
1.2	Rules of Construction	4

ARTICLE II SERVICES
2.1	Scope of Business Administration Services	4
2.2	Performance of Business Administration Services	4
2.3	Access	5
2.4	Delegation of Authority	5
2.5	Status of Provider as a Contractor	5
2.6	Limitation on Business Administration Services	5
2.7	Force Majeure	6

ARTICLE III TERM
3.1	Term	6
3.2	Extension of Business Administration Services	7
3.3	Early Termination of Business Administration Services	7
3.4	Effect of Expiration or Termination	8

ARTICLE IV FEES; INVOICES
4.1	Fees	9
4.2	Prepaid Amount	10
4.3	Taxes	10
4.4	Invoices	10
4.5	Audit Rights	11
4.6	Disputes	11

ARTICLE V PERSONNEL
5.1	Removal for Cause	12
5.2	Restrictions on Hiring	12

i

5.3	Employee Costs	12
5.4	Offers of Employment by Recipient	13
5.5	Onsite Integration	13
5.6	Updates to Exhibit C	13

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Provider	14
6.2	Representations and Warranties of Recipient	14

ARTICLE VII

INDEMNIFICATION, LIMITATION OF LIABILITY AND REMEDIES

7.1	Disclaimer of Warranty	14
7.2	Indemnification by Provider	15
7.3	Indemnification by Recipient	15
7.4	Limitation of Liability	15
7.5	Exclusive Remedies	15
7.6	Expiration of Claims	15
7.7	No Consequential Damages	15

ARTICLE VIII

MISCELLANEOUS

8.1	Notices	16
8.2	Confidentiality	17
8.3	Books and Records	18
8.4	Entire Agreement	18
8.5	Expenses	18
8.6	Waiver	18
8.7	Amendment	18
8.8	No Third Party Beneficiary	18
8.9	Assignment; Binding Effect	18
8.10	Invalid Provisions	18
8.11	Counterparts; Facsimile	19
8.12	Governing Law; Venue; and Jurisdiction	19

ii

Exhibits

Exhibit A	Business Administration Services

Exhibit B	Delegation of Authority

Exhibit C	Specified Persons Providing Business Administration Services

Exhibit D	Employee Costs and Retention Payment

iii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”), dated as of May 4, 2015 and (except with respect to the Specified Provisions) effective as of the Closing (the “Effective Date”), is entered into by and between Topaz Power Management, LP, a Texas limited partnership (“Provider”) and PPL Energy Supply, LLC, a Delaware limited liability company (“Recipient”).

RECITALS

WHEREAS, subject to the terms and conditions of the Transaction Agreement, as part of the Closing Transactions on the Effective Date, Raven Power Holdings LLC, Sapphire Power Holdings LLC and C/R Energy Jade, LLC will collectively contribute 100% of the equity interests in RJS Generation Holdings LLC, a Delaware limited liability company (“RJS HoldCo”), to Talen Energy Corporation (“Talen”), a Delaware corporation;

WHEREAS, as of the Effective Date, immediately prior to giving effect to the Closing Transactions under the Transaction Agreement, RJS HoldCo will have owned, directly or indirectly, 100% of the equity interests of the Transferred Companies; and

WHEREAS, as contemplated by Section 8.15 of the Transaction Agreement, Provider is willing to provide certain transition services on an interim basis to the Transferred Companies on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. The following terms shall have the meanings ascribed to them in this Section 1.1. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

“Active Management or Operation” shall mean, with respect to any facilities owned by any Person other than the Transferred Companies, the active and ongoing management and/or operation (including the provision of Business Administration Services) of any such facility or its direct or indirect owner(s) by Provider following (a) the commencement of the provision of management or operation services under an agreement with an unaffiliated third party or (b) the closing of the purchase by an Affiliate of Provider of any facility or any entity that directly or indirectly owns any facility.

“Affected Specified Person” shall have the meaning set forth in Section 3.3(a).

“Agreement” shall have the meaning set forth in the preamble.

“Alternate Strategy” shall have the meaning set forth in Section 3.3(b).

“Applicable Standard of Care” shall have the meaning set forth in Section 2.2.

“Audit Notice” shall have the meaning set forth in Section 4.5.

“Benefits” shall have the meaning set forth on Exhibit D.

“Bonus” shall have the meaning set forth on Exhibit D.

“Business Administration Services” shall have the meaning set forth in Section 2.1.

“Business Development Activities” shall mean any activity related to research and analysis of any facility other than a facility owned, directly or indirectly, by a Transferred Company, including identification of potential targets, pre-bid/offer research and analysis, bid/offer preparation support, due diligence and pre-Closing integration.

“Cause” shall have the meaning set forth in Section 5.1.

“Confidential Information” shall have the meaning set forth in Section 8.2(a).

“Default Rate” shall mean ten percent (10%) per annum.

“Disclosing Party” shall have the meaning set forth in Section 8.2.

“Effective Date” shall have the meaning set forth in the preamble.

“Employee Costs” shall have the meaning set forth in Section 4.1(a)(i).

“Fees” shall have the meaning set forth in Section 4.1(a).

“Force Majeure Event” shall have the meaning set forth in Section 2.7.

“Guidelines” shall have the meaning set forth in Section 2.4.

“Key Employees” shall mean any Specified Person from time to time listed on Schedule 1 hereto, as the same may be amended in accordance with the terms of this Agreement.

“Losses” shall mean Liabilities, damages, penalties, judgments, awards, assessments, fines, penalties, obligations, deficiencies, amounts paid in settlement, Taxes, losses, costs and expenses (including reasonable attorneys’ fees and expenses) in any case, whether arising under strict liability or otherwise. For all purposes in this Agreement, the terms “Loss” and “Losses” shall not include any Non-Reimbursable Damages.

“Non-Reimbursable Damages” shall have the meaning set forth in Section 7.7.

“Overhead Costs” shall mean all documented costs and expenses for overhead of Provider, including office rent, vehicle leases, information technology services, software and software licenses, office communications, insurance, subscriptions and publications, professional dues and training, contractors and consultants (to the extent engaged by Provider (x) in connection with the provision of the Business Administration Services pending determination of an Alternate Strategy following delivery of a Specified Person Notice in accordance with Section 3.3 or (y) in accordance with an agreed-upon Alternate Strategy), outside legal services retained or engaged by Provider to support the administration of Provider in connection with the provision of the Business Administration Services, office equipment, materials and supplies, business permits and other miscellaneous items, in each case consistent with past practice or as expressly contemplated by this Agreement.

“Parties” means Provider and Recipient.

“Permitted Purpose” shall have the meaning set forth in Section 8.2(a).

“Prepaid Fee” shall have the meaning set forth in Section 4.2.

“Provider” shall have the meaning set forth in the preamble.

“Receiving Party” shall have the meaning set forth in Section 8.2(a).

“Recipient” shall have the meaning set forth in the preamble.

“Retention Payments” shall have the meaning set forth on Exhibit D.

“Separation Agreement” shall mean that certain Separation Agreement, dated June 9, 2014, by and between PPL Corporation, Talen Energy Holdings, Inc., Talen Energy Corporation, PPL Energy Supply, LLC, Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC.

“Specified Person” means each employee of Provider from time to time identified on Exhibit C hereto.

“Specified Person Notice” shall have the meaning set forth in Section 3.3(a).

“Specified Provisions” means, collectively, Sections 3.1, 3.3, 3.4 (last sentence only), 5.4, 5.6, Article VIII (other than Section 8.3), the relevant definitions relating to the foregoing set forth in this Section 1.1, and Section 1.2

“Supervising Representative” shall have the meaning set forth in Section 5.5.

“Support Employee” shall mean any Specified Person who provides support services to Provider or its Affiliates (thereby allowing Recipient to provide the Business Administration Services hereunder) and identified on Schedule 2 hereto, as the same may be amended in accordance with the terms of this Agreement.

“Talen” shall have the meaning set forth in the Recitals.

“Term” shall have the meaning set forth in Section 3.1.

“Transaction Agreement” shall mean that certain Transaction Agreement, dated June 9, 2014, by and between PPL Corporation, Talen Energy Holdings, Inc., Talen Energy Corporation, PPL Energy Supply, LLC, Talen Energy Merger Sub, Inc., C/R Energy Jade, LLC, Sapphire Power Holdings LLC and Raven Power Holdings LLC.

“Transferred Companies” shall mean, collectively, the RJS Subsidiaries that become Subsidiaries of Talen as of the Closing; provided that any Transferred Company for which all of the direct or indirect equity interests are sold by Talen to an unaffiliated third party after the Effective Date shall cease to be a Transferred Company as of the time of such sale.

“Transition Services Period” shall mean, with respect to any Specified Person, the period set forth next to such Specified Person’s name under the heading “Transition Services Period” on Exhibit C, as amended from time to time pursuant to this Agreement.

“Willful Misconduct” shall mean a dereliction of duty or unlawful behavior committed voluntarily and intentionally.

1.2 Rules of Construction. The rules of construction set forth in Section 11.11 of the Transaction Agreement are incorporated herein.

ARTICLE II

SERVICES

2.1 Scope of Business Administration Services. Provider will furnish to the Transferred Companies the services described in Exhibit A (the “Business Administration Services”) for the applicable term set forth next to such Business Administration Service on Exhibit A, in each case as Exhibit A may be modified from time to time in accordance with the terms of this Agreement, including without limitation Section 3.3 below, and in accordance with the Applicable Standard of Care, unless this Agreement is earlier terminated in accordance with its terms. Notwithstanding anything herein to the contrary, neither Provider nor any of its Affiliates shall be required to provide any services to any Transferred Company other than the Business Administration Services. For the avoidance of doubt, Provider will not be required to furnish any Business Administration Services to any entity following the time that such entity ceases to be a Transferred Company; provided, however, that Provider will use commercially reasonable efforts to furnish Business Administration Services to Recipient with respect to any such entity for a reasonable period of time following the date that it ceases to be a Transferred Company, but solely to the extent such Business Administration Services relate to periods or activities prior to such entity ceasing to be a Transferred Company.

2.2 Performance of Business Administration Services. Subject to the other terms of this Agreement, Provider covenants and agrees that it shall, and shall cause the Specified Persons then employed or engaged by Provider to, perform the Business Administration Services in a manner (including quality) in all material respects substantially consistent with, and in no event more extensive in type and scope than, the provision of similar or comparable services provided by Provider to the Transferred Companies immediately prior to the date of the Transaction Agreement, taking into account any reduction in staffing levels at Provider during the Term in accordance with or as contemplated by this Agreement (such standard of service, the “Applicable Standard of Care”).

2.3 Access. Recipient agrees to, and to cause the Transferred Companies and their respective Affiliates to, (a) cooperate with Provider, its Affiliates and their respective Representatives to facilitate the provision of the Business Administration Services and (b) provide Provider, its Affiliates and their respective Representatives in a timely manner with access to the facilities, personnel, assets, systems, technologies and information, including data and technical information, of Recipient, the Transferred Companies and their respective Affiliates to the extent required or reasonably requested by Provider for the provision of the Business Administration Services. To the extent any delay or failure of Recipient to comply with this Section 2.3 impairs or limits the ability of Provider to provide any of the Business Administration Services in a commercially reasonable manner, Provider’s obligation to provide such Business Administration Services shall be delayed until Recipient permits such access.

2.4 Delegation of Authority. During the Term and in connection with the Business Administration Services, Provider is hereby authorized by Recipient to act for and on behalf of the Transferred Companies, in accordance with and subject to the delegation of authority guidelines set forth on Exhibit B (the “Guidelines”). To the extent Provider is unable to provide any of the Business Administration Services in a commercially reasonable manner due to a failure of Recipient to approve any action as contemplated by the Guidelines, Provider’s obligation to provide such Business Administration Services shall be delayed until Recipient provides such approval. Such Guidelines may be amended, supplemented, modified or revoked by Recipient at any time during the Term; provided, however, that any such amendment, supplement, modification or revocation that could reasonably be expected to materially impede, hinder or restrict Provider’s ability to provide the Business Administration Services in a commercially reasonable manner, other than any such amendments, supplements, modifications or revocations as are required by applicable Law or to comply with safety policies of Recipient, shall require the prior written consent of Provider, which consent shall not be unreasonably withheld, conditioned or delayed. Recipient will provide Provider with prior written notice, in accordance with Section 8.1, of any proposed amendment, supplement, modification or revocation of the Guidelines, which shall become effective (and Exhibit B deemed automatically amended) upon the date that is five (5) Business Days following the date that such written notice is deemed delivered pursuant to Section 8.1, unless, in circumstance where Provider’s consent is required pursuant to this Section 2.4, Provider notifies Recipient in writing that it is not consenting.

2.5 Status of Provider as a Contractor. Provider and Recipient expressly acknowledge that Provider, its Affiliates and their respective Representatives are “independent contractors,” and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, association, joint venture, agency, trust or other similar relationship between Provider, any Affiliate thereof or any of their respective Representatives, on the one hand, and Recipient, any Transferred Company or any of their respective Affiliates or Representatives, on the other hand.

2.6 Limitation on Business Administration Services.

(a) Unless otherwise agreed in writing by the Parties, the Business Administration Services will only be used by Recipient in connection with the internal business operations of the Transferred Companies.

(b) It is understood and agreed that Provider is not guaranteeing or undertaking to procure any financial or other outcome with respect to the Transferred Companies, Recipient or any of their respective facilities or Assets. Provider shall not be responsible for the form, character, condition, genuineness, sufficiency, value or validity of any of the property of Recipient, the Transferred Companies or any other Affiliate of Recipient, and Provider shall in no event have, assume or be responsible for any Liability, duty or obligation to Recipient, any Transferred Company or any other Affiliate of Recipient other than as expressly provided for in this Agreement.

(c) Provider shall have the authority and responsibility to elect the means, manner and method of performing the Business Administration Services, subject to the terms of this Agreement, including the Applicable Standard of Care. In providing the Business Administration Services, Provider is not obligated to (i) maintain the employment of any Specified Person or any other Person, (ii) except to the extent mutually agreed in connection with an Alternate Strategy, to hire any additional employees or independent contractors (iii) purchase, lease or license any additional equipment, materials or software or (iv) enter into any new Contract or extend or modify any existing Contract.

2.7 Force Majeure. Neither Provider nor any of its Affiliates or Representatives shall be liable for any default or delay in the performance of Provider’s obligations hereunder if such default or delay is caused by any cause beyond the reasonable control of Provider, including fire, flood, earthquake, elements of nature or acts of God, power or equipment failure, acts of war, terrorism, riots, civil disorders, strikes, lockouts or labor difficulties (other than departures or leaves of absence addressed in Section 3.3(a)) or any compliance with applicable Laws (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, Provider will be excused from any further performance of any obligation so affected for so long as such circumstances prevail and a reasonable period of time thereafter. The Provider shall give the Recipient prompt notice of any Force Majeure Event and shall use commercially reasonable efforts to remove or otherwise address the impediment to action and to resume performance of Provider’s affected obligations hereunder as soon as practicable. The amount of Fees for which Recipient is responsible shall not be reduced in any respect to reflect any diminution in Business Administration Services provided to Recipient resulting from such Force Majeure Event.

ARTICLE III

TERM

3.1 Term. This Agreement (other than the Specified Provisions) shall commence on the Effective Date and shall terminate on the date that Provider is no longer obligated to provide any of the Business Administration Services pursuant to Exhibit A (as amended pursuant to Section 3.2) unless this Agreement is terminated earlier upon the occurrence of the following (the “Term”):

(a) by mutual agreement of Provider and Recipient;

(b) by Provider or Recipient, by notice to the other Party, if the other Party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or rearrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other Party and is not dismissed within 30 days after the filing, or if a receiver or trustee is appointed for all or any Party of the property or assets of such other Party;

(c) by Provider, if Recipient fails to pay any amount, not subject to dispute in accordance with Section 4.6, when due hereunder and such amount remains unpaid five (5) days after delivery of notice of such default; or

(d) automatically, if the Transaction Agreement and/or the Separation Agreement is terminated and the Closing shall not have occurred.

3.2 Extension of Business Administration Services. No later than sixty (60) days prior to the expiration date of a Business Administration Service as set forth on Exhibit A (as amended pursuant to this Section 3.2), Recipient may request in writing that such Business Administration Service be extended for a thirty (30)-day period on the same terms and conditions set forth herein (including terms and conditions with respect to pricing); provided, however that (x) any such extension shall be subject to Provider’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (y) no such extension shall be permitted to the extent it creates an obligation for Provider to furnish Business Administration Services after January 31, 2016; provided, further that if Provider does not respond to Recipient’s request within five (5) Business Days of the delivery of such request, Provider shall be deemed to have consented to such extension. Exhibit A and Exhibit C shall each be deemed to be automatically amended, without any further action on the part of either Party, to reflect the extension of any Business Administration Service in accordance with this Section 3.2.

3.3 Early Termination of Business Administration Services.

(a) Provider shall promptly (but in no event more than three (3) Business Days thereafter) notify Recipient in accordance with Section 8.1 (each such notice, a “Specified Person Notice”) in the event that a Key Employee receives notice that any Specified Person (such affected Specified Person, an “Affected Specified Person”) (i) has left (or intends to leave) the employment of, or has ceased to provide (or intends to cease to provide) services to, Provider or (ii) has given notice of, or has begun, a leave of absence (other than leaves for scheduled vacation and short-term leave) or entered any other status as a result of which he or she is not actually providing or will not provide Business Administration Services as contemplated by this Agreement. Each Specified Person Notice shall describe the anticipated duration, if known, of such departure or leave of absence and the anticipated impact on Provider’s ability to continue to provide any of the Business Administration Services then being provided or contemplated thereafter to be provided in accordance with Exhibit A (as amended from time to time in accordance with this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary in Section 2.7, none of the events giving rise to a Specified Person Notice pursuant to this Section 3.3(a) shall constitute a Force Majeure Event.

(b) To the extent that such Specified Person Notice describes an expected adverse impact on Provider’s ability to provide any of the Business Administration Services, either Provider or Recipient may request (by written notice in accordance with Section 8.1 within five (5) Business Days of the date of the Specified Person Notice) that the Parties work together in good faith to develop a mutually agreed-upon strategy for Provider to continue to provide the impacted Business Administration Services (an “Alternate Strategy”). It is understood and acknowledged by the Parties that Provider may need to hire additional employees or independent contractors to provide all or a portion of the Business Administration Services in the event that any Specified Person becomes an Affected Specified Person. Recipient hereby agrees to promptly execute and deliver any amendment to this Agreement reasonably requested by Provider to reflect the Alternate Strategy.

(c) If (i) Provider and Recipient are unable to agree, acting reasonably, on an Alternate Strategy within ten (10) Business Days of the date of a notice delivered by Provider or Recipient, as applicable, pursuant to Section 3.3(b) or (ii) neither Provider nor Recipient requests that the Parties agree upon an Alternate Strategy in accordance with Section 3.3(b), then either Party may terminate the portion of the Business Administration Services previously performed by the Affected Specified Person; provided, however, that in no event shall Recipient have the right to terminate any portion of the Business Administration Services provided by a Key Employee or a Support Employee.

(d) Exhibit A and Exhibit C will be deemed to be automatically amended to reflect any agreed upon Alternate Strategy or the termination of Business Administration Services previously provided by an Affected Specified Person, in each case in accordance with this Section 3.3.

(e) Except as expressly provided in this Agreement, the departure of any employee or contractor and subsequent termination, in accordance with this Section 3.3, of the portion of the Business Administration Service performed by such employee or contractor shall not affect Provider’s obligation to provide, or Recipient’s obligation to pay for, the remaining portion of the Business Administration Service not provided by the departed employee or independent contractor.

3.4 Effect of Expiration or Termination. Except as expressly provided herein, the provisions of Article VII and Article VIII, and those provisions necessary to interpret and apply them, shall survive the termination or expiration of this Agreement. Upon the expiration of this Agreement or if this Agreement is earlier terminated pursuant to Section 3.1, there will be no liability or obligation on the part of Provider or Recipient (or any of their respective Affiliates and Representatives) hereunder, except that (a) Recipient shall continue to be obligated to pay Provider for services rendered by Provider or its Affiliates on or prior to the last day of the Term, (b) each Party shall pay any amounts outstanding and payable by it hereunder as of the date of termination, and (c) claims made pursuant to Article VII shall survive termination of the Agreement for the period set forth in Article VII. Upon the termination of this Agreement for any reason, (i) Recipient will, and will cause the Transferred Companies to, discontinue all use of the Business Administration Services and will destroy, erase or return to Provider all copies of Provider’s or any of Provider’s Affiliates’ software or confidential or other proprietary information in Recipient’s possession, custody or control and (ii) Provider will, and will cause its

Affiliates to, destroy, erase or return to Recipient all copies of Recipient’s or any of Recipient’s Affiliates’ software or confidential or other proprietary information in Provider’s possession, custody or control. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 3.1(d), the provisions of this Agreement shall not survive and the Parties will have no liability or continuing obligations of any kind hereunder.

ARTICLE IV

FEES; INVOICES

4.1 Fees.

(a) In consideration of Provider’s performance of the Business Administration Services, Recipient shall reimburse Provider on a monthly basis for its actual cost, with no margin or profit, for the following (collectively, the “Fees”):

(i) Subject to any reduction pursuant to Section 4.1(b)(i), 100% of the salary, hourly pay (including overtime pay), Bonus and Benefits costs, and all other employee- or labor-related costs (including payroll taxes, but not including Retention Payments, which are addressed in Section 4.1(a)(ii)) associated with the Business Administration Services (collectively, “Employee Costs”); provided, however, that the Fees shall not include Employee Costs for any Specified Person following the expiration of the Transition Services Period for such Specified Person.

(ii) 100% of the Retention Payments for the employees listed on Exhibit C as of the Effective Date. Notwithstanding anything to the contrary in this Article IV, the Retention Payments shall be payable by Recipient as follows:

(A) with respect to each individual for whom the Transition Service Period (as reflected on Exhibit C as of the Effective Date) will conclude prior to January 31, 2016, one (1) month prior to the completion of the applicable Transition Services Period as amended pursuant to Section 3.2;

(B) with respect to any other individual, on December 31, 2015;

(C) For the avoidance of doubt, Recipient will not be obligated to pay any Retention Payment for any employee who voluntarily resigns or who is terminated for Cause from the employment of Provider prior to being entitled to receive such Retention Payment pursuant to Sections 4.1(b)(ii)(A) or (B); and

(D) In the event that Recipient pays any Retention Payments with respect to an employee who voluntarily resigns or who is terminated for Cause from the employment of Provider prior to the completion of the applicable Transition Services Period (as reflected on Exhibit C as of the Effective Date), the amount of such Retention Payments shall be credited to Recipient on the next invoice.

(iii) Subject to any reduction pursuant to Section 4.1(b)(ii), 100% of Provider’s Overhead Costs.

(iv) 100% of reasonable out of pocket costs, fees and expenses directly incurred by Provider solely in connection with the provision of the Business Administration Services, including travel and lodging (but not including Employee Costs, Retention Payments or Overhead Costs, which are covered by Sections 4.1(a)(i)-(iii)).

(b) The Fees shall be reduced as follows:

(i) the portion of the Fees constituting Employee Costs shall be reduced by the sum of the product of (A) the total Employee Costs for each Specified Person during the invoice period multiplied by (B) the percentage of such Specified Person’s aggregate hours worked during the invoice period that was dedicated to Provider’s Business Development Activities or the Active Management or Operation of facilities.

(ii) the portion of the Fees constituting Overhead Costs shall be reduced by the product of (A) the total Overhead Costs during the invoice period multiplied by (B) the percentage of the aggregate hours worked by all Specified Persons during the invoice period that was dedicated to the Active Management or Operation of facilities.

(c) During the Term, Provider shall maintain its books and records in a manner sufficient to enable the allocation of costs and expenses between the Business Administration Services provided under this Agreement and any other services or activities of Provider and, for the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Fees shall not include any costs or expenses of such other services or activities of Provider.

4.2 Prepaid Amount. To the extent Provider has not delivered such information prior to the date hereof, Provider will deliver to Recipient a good faith estimate of the Fees for the first month of the Term (such amount, the “Prepaid Fee”). Upon the later to occur of (i) the date that is five (5) Business Days after the date that Recipient delivers its good faith estimate of the Prepaid Fee or (ii) the commencement of the Term, Recipient shall pay the Prepaid Fee to Provider. During the Term, Provider may, but shall have no obligation to, draw on the Prepaid Fee to satisfy any obligations of Recipient under this Agreement.

4.3 Taxes. If, during the Term, any state, provincial, local or federal authority shall impose a tax on the Business Administration Services rendered to Recipient by Provider hereunder, Recipient agrees to promptly pay or remit to Provider the amount of such tax.

4.4 Invoices.

(a) Subject to Section 4.1(a)(ii) and Section 4.2, Provider shall invoice Recipient on a monthly basis for all Fees. Each monthly invoice shall include, without limitation, the invoice period, the Fees (as reduced pursuant to Section 4.1(b)), a brief description of the Business Administration Services provided and any adjustments pursuant to Sections 4.5 or 4.6. The monthly invoice for the last month of the Term shall include a credit to Recipient for any undrawn amount of the Prepaid Fee.

(b) Fees shall be payable by Recipient within fifteen (15) days after Recipient’s receipt of an invoice in accordance with the wiring instructions provided by Provider to Recipient. If Recipient fails to pay any Fees within such time period (except as permitted by the ultimate sentence of this Section 4.4(b), interest shall accrue on the unpaid portion from the date that payment was due until the date of payment at the Default Rate. Recipient will promptly (but no later than thirty (30) days following the date of the applicable invoice) provide written notice to Provider regarding any amount of an invoice that is disputed in good faith and the nature and basis for such dispute. Notwithstanding the foregoing, solely in the event that, in Recipient’s good faith judgment, any monthly invoice has been prepared with the Applicable Standard of Care and Recipient disputes in good faith all or a portion of the amount of such invoice, Recipient may withhold the disputed amount of such invoice pending resolution of the dispute pursuant to Section 4.6.

(c) Subject to any applicable Law, Provider shall furnish a reasonably detailed listing of all disbursements (other than disbursements related to personnel) greater than or equal to $50,000 with each monthly invoice.

4.5 Audit Rights. During the Term, Recipient shall have the right, but not the obligation, at its sole expense, to conduct or cause to be conducted a reasonable audit of the data, records or other pertinent information of Provider arising from or in connection with the provision of the Business Administration Services at a mutually agreed upon time no later than twenty (20) Business Days following the date that notice of such request is delivered to Provider. Recipient shall conduct such an audit during normal business hours and in such a manner as to minimize disruptions to the normal business operations of Provider and its Affiliates; provided, however, that (x) Provider shall not be required to provide information to Recipient or its Representatives that would reasonably be expected to (i) result in the waiver or limitation of any attorney-client or other legal privilege available to Provider or its Affiliates, (ii) result in a breach of any confidentiality obligation of Provider or its Affiliates to a third party or (iii) violate any applicable Law and (y) information provided by Provider to evidence or corroborate the allocation of costs and expenses between the Business Administration Services provided under this Agreement and any other services or activities of Provider may be, as to such other services or activities of Provider, provided in redacted form to preserve the confidentiality or proprietary nature thereof. If Provider objects to the scope of any audit requested, the Parties shall work together, in good faith, to mutually reach agreement on the proper scope of such audit. If an audit reveals an error in the amount of any invoice, Recipient shall promptly notify Provider in writing of such error and provide supporting documentation (the “Audit Notice”). Provider will promptly provide written notice to Recipient of any dispute with respect to the Audit Notice, which dispute shall be resolved in accordance with Section 4.6. Any undisputed portion of the amount set forth in the Audit Notice shall be credited to or payable by Recipient (as applicable) on the monthly invoice for the period in which the Audit Notice is delivered.

4.6 Disputes. In the event of a good-faith dispute as to the amount of any invoices or portions thereof submitted by Provider to Recipient, or as to the amount of any error identified in an Audit Notice delivered by Recipient to Provider, the appropriate accounting representatives of each Party shall discuss the disputed items within five (5) Business Days following receipt of such written notice of dispute. If the Party’s accounting representatives are unable to resolve the dispute within such five (5) Business Day period, the dispute will be referred to Jeremy McGuire (on behalf of Recipient) and Charles Cook (on behalf of Provider), or other senior executives holding comparable positions, as determined by Provider and Recipient, respectively, who will work together in good faith to resolve the dispute within ten (10) Business Days following the date that the dispute is referred to them. Each Party shall promptly pay all outstanding amounts determined in accordance with the resolution of the applicable dispute pursuant to this Section 4.6; provided, however, that any amounts owed to Recipient with respect to an Audit Notice shall be credited to Recipient on the monthly invoice for the invoice period in which the dispute is resolved. If the Parties are unable to resolve the dispute in accordance with this Section 4.6, then each Party may exercise any remedies available to it with respect to such dispute.

ARTICLE V

PERSONNEL

5.1 Removal for Cause. During the Term, Recipient may, in good faith, require that Provider immediately remove any Specified Person from the provision of the Business Administration Services for Cause. For the purposes of this Section 5.1, “Cause” shall mean the Specified Person’s: (a) material failure to perform the Business Administration Services for which he or she is responsible, which failure, if curable, remains uncured for at least five (5) days after Recipient has provided Provider with written notice of such failure; (b) conviction, or plea of no contest to, any felony or crime involving moral turpitude that may reasonably be expected to affect his or her ability to perform the Business Administration Services for which he or she is responsible; or (c) material failure to abide by material worksite policies applicable to any Transferred Company location where he or she performs Business Administration Services, which failure, if curable, remains uncured for at least five (5) days after Recipient has provided Provider with written notice of such failure. Notwithstanding the foregoing, Recipient shall have no authority to terminate any Specified Person’s employment with or engagement by Provider or any of its Affiliates. Any Specified Person who is removed from the provision of the Business Administration Services for Cause but whose employment is not terminated shall be deemed to dedicate 100% of such Specified Person’s hours worked from and after the date of their removal for Cause to Provider’s Business Development Activities or the Active Management or Operation of facilities for purposes of calculating Fees pursuant to Section 4.1.

5.2 Restrictions on Hiring. Other than the Specified Persons listed on Exhibit C or individuals whose fees are included in Overhead Costs, and except as required by Law, Provider shall not hire or retain additional employees or independent contractors during the Term to perform the Business Administration Services without the prior written consent of Recipient, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Provider may hire additional employees or independent contractors to replace any Key Employee or Support Employee without the prior written consent of Recipient, and Exhibit C will be deemed to be automatically amended to reflect such replacement and associated costs without any further action of the Parties.

5.3 Employee Costs. During the Term, solely to the extent all or any portion of such additional costs are to be included in the Fees, Provider shall not increase the salaries, wage rates, bonus opportunities or other compensation or benefits of any kind that are provided to any Specified Person above the types, amounts or levels that existed immediately prior to the Effective Date, other than (i) as required by Law, (ii) pursuant to the terms of any Contracts or RJS Benefit Plans in effect as of the Effective Date (iii) merit increases consistent with past practice or (iv) benefits provided pursuant to any new benefit plan which is in all material respects substantially the same in scope and benefit level as the equivalent plan previously provided by Provider to such Specified Person.

5.4 Offers of Employment by Recipient. Recipient (either directly or through an Affiliate) shall have the right, but not the obligation, in its sole discretion, to offer to employ or to engage as an independent contractor one or more Specified Persons; provided, however, that Recipient hereby agrees to refrain from making any offers of employment or engagement to any Key Employee until the expiration of the Term or the earlier termination of this Agreement pursuant to Section 3.1. Any such offer made by Recipient shall be in writing. Recipient shall provide notice of any offer of employment made to a Specified Person at the time such offer is made. In the event that any such offer is declined, Recipient will promptly furnish Provider with a copy of such offer. In furtherance of the foregoing, and solely to the extent permitted by applicable Law, Provider agrees to waive and release any Specified Person hired by Recipient in accordance with this Section 5.4 from any non-competition restrictions under any agreement or other arrangement with Provider that would otherwise prevent them from accepting an offer of employment or engagement as an independent contractor from Recipient or its Affiliates.

5.5 Onsite Integration. During the Term, Recipient shall have the right, but not the obligation, to designate one or more representatives (the “Supervising Representatives”) to be present in the Austin, Texas office of Provider for the sole purpose of overseeing and facilitating the transition of the Business Administration Services from Provider to Recipient; provided, however, that the presence of such Supervising Representatives shall only be allowed to the extent that it does not interfere with the ongoing business and operations of Provider. From time to time, Recipient may designate additional personnel to visit the Austin Texas office for the purpose of facilitating the transition of the Business Administrative Services; provided, however, that (i) the presence of such personnel shall only be allowed to the extent that it does not interfere with the ongoing business and operations of Provider and (ii) Recipient shall provide 48 hours’ advance notice to Provider prior to any visit by such additional personnel. Provider may limit the presence of the Supervising Representatives pursuant to this Section 5.5 if it believes in good faith that such limitation is necessary or appropriate to: (i) protect any attorney-client privilege available to Provider or its Affiliates, (ii) comply with any confidentiality obligation of Provider or its Affiliates to a third party, (iii) comply with applicable Law, or (iv) avoid or limit any competitive harm in any material respect to Provider. Any such limitation will be reasonably constructed to achieve the aforementioned objectives, and Provider will use its reasonable efforts to ensure that the resulting arrangements continue to permit the oversight and facilitation of the transition of the Business Administration Services from Provider to Recipient as fully as reasonably possible. Recipient will cause the Supervising Representative to abide by all safety and other workplace policies of Provider at all times when the Supervising Representative is present at offices or other workplaces of Provider.

5.6 Updates to Exhibit C. Provider and Recipient acknowledge and agree that Exhibit C shall be updated prior to the Effective Date to (a) remove any individual who, as of the Effective Date, has ceased to be employed or engaged by Provider, (b) add any employee of Provider who, as of the Effective Date, is anticipated to be involved in the provision of Transition Services and (c) such other changes as are mutually agreed by Provider and Recipient, acting reasonably.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Provider. Provider hereby represents and warrants to Recipient that, as of the date hereof:

(a) Provider is a limited partnership, duly organized, validly existing and in good standing under the laws of the state of Texas;

(b) Provider has taken all necessary limited partnership action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c) There is no pending or, to the knowledge of Provider, threatened Action against or affecting Provider or its property, which would reasonably be expected to have a material adverse effect on Provider’s ability to perform its obligations under this Agreement.

6.2 Representations and Warranties of Recipient. Recipient hereby represents and warrants to Provider that, as of the date hereof:

(a) Recipient is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware;

(b) Recipient has taken all necessary limited partnership action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c) There is no pending or, to the knowledge of Recipient, threatened Action against or affecting Recipient or its property, which would reasonably be expected to have a material adverse effect on Recipient’s ability to perform its obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION, LIMITATION OF LIABILITY AND REMEDIES

7.1 Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BUSINESS ADMINISTRATION SERVICES ARE PROVIDED ON AN “AS IS” BASIS, AND PROVIDER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO THE RESULTS OF ANY BUSINESS ADMINISTRATION SERVICES PROVIDED HEREUNDER AND HEREBY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES) ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ITS PERFORMANCE UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF ADEQUACY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE PROVIDED IN SECTION 7.2, PROVIDER’S SOLE AND EXCLUSIVE RESPONSIBILITY TO THE RECIPIENT AND ITS AFFILIATES, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, FOR ERRORS OR OMISSIONS IN THE TRANSITION SERVICES SHALL BE TO FURNISH

CORRECT INFORMATION OR RE-PERFORM THE RELEVANT SERVICES; PROVIDED, HOWEVER, THAT, IN NO EVENT SHALL THE FEES WITH RESPECT TO THE BUSINESS ADMINISTRATION SERVICES BEING RE-PERFORMED BE REDUCED OR OTHERWISE MODIFIED.

7.2 Indemnification by Provider. To the extent not otherwise covered by proceeds of insurance or recoveries from third parties actually received by Recipient or its Affiliates, Provider shall indemnify and hold harmless Recipient, its Affiliates and their respective Representatives from and against all Losses (including in respect of any third party claim) arising out of or resulting from any gross negligence or Willful Misconduct on the part of Provider in its performance of the Business Administration Services (in each case, excluding any action taken or omitted to be taken at the direction of Recipient or its Affiliates).

7.3 Indemnification by Recipient. Recipient shall indemnify and hold harmless Provider, its Affiliates and their respective Representatives from and against all Losses (including in respect of any third party claim) arising out of, relating to or in connection with:

(a) any act or omission of Provider, its Affiliates or any of their respective Representatives in the performance of the Business Administration Services or of any duty, obligation or service under this Agreement (other than any Losses for which Provider has indemnified Recipient pursuant to Section 7.2); and

(b) any breach of any obligation of Recipient under this Agreement.

7.4 Limitation of Liability. In no event shall Provider, its Affiliates or any of their respective Representatives have any liability to Recipient for damages with respect to any Losses of Recipient, regardless of whether such Losses are a result of or caused by the sole, joint or concurrent negligence, strict liability or other fault of Provider, its Affiliates or their respective Representatives, including for any error in judgment or any act or omission, except as a result of the gross negligence or Willful Misconduct of Provider (in each case, excluding any action taken or omitted to be taken at the direction of Recipient or its Affiliates).

7.5 Exclusive Remedies. Except in the case of fraud, the remedies of this Article VII are the sole and exclusive remedies of Recipient to any Losses arising out of related to this Agreement or the performance of the Business Administration Services.

7.6 Expiration of Claims. All claims for damages brought by either Party against the other (excluding claims for damages brought by third parties against the Party seeking reimbursement for such claim, and claims for payment for services rendered) must be brought within one (1) year after the termination of this Agreement.

7.7 No Consequential Damages. Neither Party to this Agreement nor any of their Affiliates or respective Representatives shall be liable for any loss of profits or anticipated revenues, loss of business, cost of capital, loss of use or of data, loss of goodwill, loss of opportunity, interruption of business, or for indirect, special, punitive, exemplary, incidental, consequential or indirect damages of any kind (“Non-Reimbursable Damages”), whether under this Agreement or otherwise, in connection with the performance of either Party under this Agreement, even if such Party or any of its Affiliates or Representatives has been advised of the possibility of such damages, except with respect to a third party claim for which any Person is entitled to indemnification hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties to this Agreement at the addresses specified below:

If to Recipient, to:

Talen Energy Corporation

835 Hamilton Street

Allentown, PA 18101

Attention: Dustin Wertheimer

Facsimile: (610) 774-3839

with a copy to (which shall not constitute notice):

Talen Energy Corporation

835 Hamilton Street

Allentown, PA 18101

Attention: Joseph Waala

Facsimile: (610) 774-2755

If to Provider, to:

Topaz Power Management, LP

2901 Via Fortuna Drive, Building 6, Suite 650

Austin, Texas 78746-7574

Attention: Janet Jamieson

Facsimile: (512) 314-8699

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: Trina Chandler

Facsimile: (713) 615-5088

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt. Notice given by facsimile or email pursuant to this Section 8.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

8.2 Confidentiality.

(a) During the Term and thereafter, the Parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose or use the other Party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each Party shall use the same degree of care, but no less than reasonable care, to protect the other Party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the Parties, any Party receiving any Confidential Information of the other Party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement or to enforce its rights under this Agreement (collectively, the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 8.2 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by an Order of a Governmental Authority, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing Party (the “Disclosing Party”), and take reasonable steps, at the request and expense of the Disclosing Party, to assist in contesting such Order, minimizing any required disclosure, and protecting the Disclosing Party’s rights prior to any required disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel that it is legally bound to disclose under such Order.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 8.2; (ii) to the knowledge of the Receiving Party, was rightfully received from a third party without a duty of confidentiality; (iii) was legally known by the Receiving Party prior to disclosure by the Disclosing Party; or (iv) was developed by it independently without any reliance on the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or earlier termination of this Agreement, the Receiving Party shall promptly return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

8.3 Books and Records. Upon the earlier to occur of (a) the expiration of the Term or (b) the earlier termination of this Agreement pursuant to Section 3.1, Provider shall use commercially reasonable efforts to promptly deliver any books and records of the Transferred Companies maintained by Provider in connection with the Business Administration Services that are in its possession; provided, that delivery of the foregoing to the offices of any Transferred Company shall be deemed sufficient to satisfy this requirement.

8.4 Entire Agreement. This Agreement (together with Section 8.15(b) of the Transaction Agreement), including all exhibits and attachments hereto, contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof.

8.5 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

8.6 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.7 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

8.9 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

8.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

8.12 Governing Law; Venue; and Jurisdiction.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all schedules, annexes and exhibits hereto) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Except as provided in Section 4.6, each of the Parties irrevocably and unconditionally agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or Parties or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(c) Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.12, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(d) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed on its behalf, all on the day and year first above written.

PPL ENERGY SUPPLY, LLC

By:	/s/ Clarence J. Hopf, Jr.
Name:	Clarence J. Hopf, Jr.
Title:	Senior Vice President - Fossil & Hydro Generation

TOPAZ POWER MANAGEMENT, LP

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	President & Chief Executive Officer

[Signature Page to Transition Services Agreement]